Exhibit 3.2

CERTIFICATE OF ELIMINATION

of

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

MAXAR TECHNOLOGIES INC.

(Pursuant to Section 151(g) of the

Delaware General Corporation Law)

* * * * * * * *

Maxar Technologies Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (“Company”), in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law (“DGCL”), hereby certifies as follows:

1.That, pursuant to Section 151 of the General Corporation Law of the State of Delaware and the authority granted in the Amended and Restated Certificate of Incorporation of the Company (as heretofore amended, the “Certificate of Incorporation”), the Board of Directors of the Company (the “Board”), by resolution duly adopted, authorized the issuance of a series of preferred stock designated Series A Junior Participating Preferred Stock (the “Series A Preferred”) and established the voting powers, designations, preferences and relative, participating and other rights, and the qualifications, limitations or restrictions thereof, and, on May 13, 2019, filed a Certificate of Designations with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware (the “Certificate of Designations”).
2.That no shares of the Series A Preferred are outstanding and no shares thereof will be issued subject to said Certificate of Designations.
3.That the following resolutions were adopted by the Board at a meeting duly called and held on April 22, 2021:

WHEREAS, that by resolution of the Board and by a Certificate of Designations (the “Certificate of Designations”) filed with the Secretary of State of the State of Delaware on May 13, 2019, the Company authorized the issuance of a series of 2,400,000 shares of Series A Junior Participating Preferred Stock of the Company (the “Series A Preferred”) and established the designation and the voting and other powers, preferences and relative, participating and other rights of the shares and the qualifications, limitations or restrictions thereof.

BE IT RESOLVED, that no shares of the Series A Preferred are outstanding and that no shares of the Series A Preferred will be issued subject to the Certificate of Designations;

FURTHER RESOLVED, that pursuant to the authority conferred on the Board of Directors by, the provisions of Section 15l(g) of the DGCL, the Board hereby eliminates the Series A Preferred; and

FURTHER RESOLVED, that any officer of the Company is hereby authorized to execute and file, or cause to be executed and filed, with the Secretary of State of the State of Delaware a certificate pursuant to the DGCL setting forth these resolutions in order to eliminate from the Company’s Amended and Restated Certificate of Incorporation all matters set forth in the Certificate of Designations.

4.That, accordingly, all matters set forth in the Certificate of Designations with respect to the Series A Preferred be, and hereby are, eliminated from the Certificate of Incorporation.

[Signature Page Follows]

IN WITNESS WHEREOF, Maxar Technologies Inc. has caused this certificate to be executed on behalf of the Company by the undersigned authorized officer this 17th day of May, 2021.

MAXAR TECHNOLOGIES INC.

By:	/s/James C. Lee
Name:	James C. Lee
Title:	SVP, General Counsel and Corporate Secretary